UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

______________

FORM 8-K
______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2009

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	000-00565	99-0032630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

Alexander & Baldwin, Inc. issued a press release on February 4, 2009, announcing its 2008 fourth quarter and full year consolidated earnings.  This information, attached as Exhibit 99.1, is being furnished to the SEC pursuant to Item 2.02 of Form 8-K.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 20, 2006, Alexander & Baldwin, Inc. (“A&B”) entered into a three-year unsecured note purchase and private shelf agreement, dated as of April 19, 2006, (“Agreement”) with Prudential Investment Management, Inc., The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, Gibraltar Life Insurance Co., Ltd., and The Prudential Insurance Company, Ltd. (individually and collectively, “Prudential”) under which A&B may issue notes to Prudential in an aggregate amount up to $400,000,000 less the sum of all principal amounts then outstanding on any notes issued by A&B or any of its subsidiaries to Prudential and the amount of any such notes then committed to be purchased by Prudential.  The Agreement is more fully described in an 8-K filed with the Securities and Exchange Commission on April 21, 2006.

On January 29, 2009, A&B committed to a fourth series of senior promissory notes, Series D notes, totaling $100 million. The funding date for the draw under the facility will be at A&B’s discretion, but must occur by March 9, 2009. The notes carry interest at an annual fixed rate of 6.9 percent with a final maturity on March 9, 2020. Interest will be paid semi-annually, commencing in September 2009, and the principal under the note will be repaid in annual installments commencing in March 2012 according to the following schedule (in millions):

Principal
Payments

2012	$10.00
2013	5.00
2014	5.00
2015	5.00
2016	10.00
2017	16.25
2018	16.25
2019	16.25
2020	16.25
Total	$100.00

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release announcing 2008 fourth quarter and full year consolidated earnings issued on February 4, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 4, 2009

ALEXANDER & BALDWIN, INC.

/s/ Christopher J. Benjamin
Christopher J. Benjamin
Senior Vice President,
Chief Financial Officer and Treasurer